Exhibit 2.2

EXECUTION COPY

ACQUISITION AGREEMENT

among

ADVANCED MICRO DEVICES, INC.

1252986 ALBERTA ULC

and

ATI TECHNOLOGIES INC.

Dated as of July 23, 2006

i

ARTICLE IV.

CONDITIONS

4.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement and the Arrangement	45
4.2	Conditions to Obligation of Parent	47
4.3	Conditions to Obligation of the Company	48

ARTICLE V.

TERMINATION

5.1	Termination	48
5.2	Effect of Termination and Abandonment	49
5.3	Supply Arrangements	51

ARTICLE VI.

MISCELLANEOUS AND GENERAL

6.1	Survival	51
6.2	Modification or Amendment	52
6.3	Waiver of Conditions	52
6.4	Counterparts	52
6.5	Governing Law and Venue	52
6.6	Notices	53
6.7	Entire Agreement	54
6.8	No Third Party Beneficiaries	54
6.9	Obligations of Parent and of the Company	54
6.10	Definitions	54
6.11	Severability	59
6.12	Interpretation	59
6.13	Assignment	59
6.14	Specific Performance	60

Exhibit A	Form of Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Company Affiliate Letter
Exhibit D	Form of Master Purchase and Sale Agreement

INDEX OF DEFINED TERMS

Term	Section
401(k) Plan	3.16(d)
Acquisition Proposal	6.10
Affiliates	6.10
Affiliates Letter	3.12
Agreement	Preamble
Alternative Financing	3.15
ARC	4.1(e)(iii)
Arrangement	1.1(a)
Arrangement Resolution	Recitals
Articles of Arrangement	1.1(d)
Business Days	6.10
Canadian GAAP	2.1(e)(ii)
Canadian Securities Regulatory Authorities	6.10
CBCA	1.1(a)
Circular	1.3(a)
Closing	1.7
Closing Date	1.7
Code	2.1(m)(v)
Commissioner	4.1(e)(iii)
Commonly Controlled Entity	2.1(j)(i)
Company	Preamble
Company Audit Date	2.1(f)
Company Common Shareholders	Recitals
Company Common Shares	Recitals
Company Disclosure Letter	2.1
Company DSUs	2.1(b)(iii)
Company Equity Awards	2.1(b)(iii)
Company Financial Statements	2.1(e)(ii)
Company Information	1.3(b)
Company Material Adverse Effect	6.10
Company Material Contract	2.1(h)(xv)
Company Meeting	1.1(b)
Company Options	2.1(b)(iii)
Company Pension Plan	2.1(j)(i)
Company Permits	2.1(k)
Company Preferred Shares	2.1(b)(i)
Company Reports	2.1(e)(i)
Company Requisite Vote	2.1(c)(i)
Company Restricted Shares	2.1(b)(iii)
Company RSUs	2.1(b)(iii)
Company SARs	2.1(b)(iii)
Company Stock Plans	2.1(b)(iii)
Company Voting Debt	2.1(b)(vi)
Competition Act	2.1(d)(i)(F)

Confidentiality Agreement	6.7
Contract	2.1(d)(ii)(B)
Court	Recitals
Current Premium	3.9(b)
Director	1.1(d)
Dissent Rights	1.2(d)
D&O Insurance	3.9 (b)
Effective Time	Defined in Plan of Arrangement
Employee Plans	2.1(j)(i)
Environmental Law	6.10
ERISA	2.1(j)(i)
ESPP	3.16(c)
Exchange Act	6.10
Existing Customer	6.10
Expenses	5.2(b)
Final Order	1.1(a)
Financing	2.2(l)
Financing Commitments	2.2(l)
Governmental Consents	4.1(e)(iv)
Governmental Entity	2.1(d)(i)(G)
Harmful Code	2.1(p)(viii)
Hazardous Substance	6.10
HSR Act	2.1(d)(i)
Indemnified Party	3.9(a)
Intellectual Property Rights	6.10
Interim Order	1.1(a)
IRS	2.1(j)(iv)
knowledge	6.10
Laws	2.1(k)
Lender	2.2(l)
Lien	2.1(d)(ii)(B)
Minister	4.1(e)(ii)
NASDAQ	2.1(d)(i)(E)
NYSE	2.2(d)(i)(D)
OEM	6.10
Order	4.1(f)
Organizational Documents	2.1(a)
OSC	6.10
Parent	Preamble
Parent Audit Date	2.2(e)(i)
Parent Common Stock	6.10
Parent Compatible Chipsets	6.10
Parent Disclosure Letter	2.2
Parent Financial Statements	2.2(e)(ii)
Parent Information	1.3(a)
Parent Material Adverse Effect	6.10

Parent Material Contract	2.2(h)(i)
Parent Permits	2.2(j)
Parent Preferred Stock	2.2(b)(i)(B)
Parent Reports	2.2(e)(i)
Parent SubCo	Preamble
Parent Supply Term	6.10
Person	6.10
Plan of Arrangement	1.1(a)
Pre-Acquisition Reorganization	3.13(i)
Representatives	3.2(a)
RS790	6.10
Sarbanes-Oxley Act	6.10
SEC	6.10
Section 404	2.1(e)(iii)
Securities Act	6.10
Securities Laws	6.10
Software	6.10
Subsidiary	6.10
Superior Proposal	6.10
Superior Proposal Notice	3.2(e)
Supply Term	6.10
S-8 Registration Statement	1.3(c)
Tax	6.10
Tax Return	6.10
Technology	6.10
Termination Date	5.1(c)
Termination Event	6.10
Termination Fee	5.2(c)
Transaction Consideration	6.10
TSX	2.1(d)(i)(E)
U.S. GAAP	2.2(e)(ii)

v

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (hereinafter called this “Agreement”), dated as of July 23, 2006, among Advanced Micro Devices, Inc., a Delaware corporation (“Parent”), 1252986 Alberta ULC, an unlimited liability company formed under the laws of Alberta (“Parent SubCo”), and ATI Technologies Inc., a corporation continued under the laws of Canada (the “Company”).

RECITALS

WHEREAS, (i) the Board of Directors of Parent has deemed it advisable and in the best interests of its stockholders and (ii) the Board of Directors of the Company has deemed it fair to the shareholders of the Company and holders of outstanding Company Options and Company RSUs and in the best interests of the Company, upon the terms and subject to the conditions set forth herein, to effect the acquisition provided for herein in which Parent SubCo acquires all of the outstanding common shares of the Company (the “Company Common Shares”) pursuant to the Plan of Arrangement;

WHEREAS, in furtherance of such acquisition, the Board of Directors of each of Parent and the Company has approved the transactions contemplated by this Agreement, and the Company has agreed upon the terms and subject to the conditions set forth herein (i) to submit a special resolution, substantially in the form of Exhibit A hereto (the “Arrangement Resolution”), to the holders of the Company Common Shares (the “Company Common Shareholders”), for approval, and (ii) to submit the Plan of Arrangement to the Ontario Superior Court of Justice (the “Court”) for approval; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

GENERAL

1.1 Implementation Steps by the Company.

(a) As promptly as practicable after the date hereof, the Company will apply, in a manner reasonably acceptable to Parent, to the Court under Section 192 of the Canada Business Corporations Act (the “CBCA”) for an order approving the arrangement (the “Arrangement”) on the terms and subject to the conditions set out in the plan of arrangement (the “Plan of Arrangement”) substantially in the form of Exhibit B hereto (as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal at the direction of the Court, the “Final Order”), and for an interim order of the Court, as the same may be amended (the “Interim Order”), in respect of the Arrangement, as contemplated by Section 1.2.

(b) The Company shall, subject to obtaining the Interim Order and in the manner contemplated by Section 3.3, convene and hold a special meeting of the Company Common Shareholders (the “Company Meeting”), including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting and agreed to by Parent acting reasonably).

(c) The Company shall, subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement.

(d) The Company shall, subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), send to the Director appointed pursuant to Section 260 of the CBCA (the “Director”), for endorsement and filing by the Director, the articles of arrangement (the “Articles of Arrangement”) and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

1.2 Interim Order. The notice of motion for the application referred to in Section 1.1(a) shall request that the Interim Order provide:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Company Common Shareholders present in person or represented by proxy at the Company Meeting;

(c) that, in all other respects, the terms, restrictions and conditions of the Organizational Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting; and

(d) for the grant of the rights of dissent in respect of the Arrangement described in Article 3 of the Plan of Arrangement (the “Dissent Rights”).

1.3 Circular; S-8 Registration Statement. (a) As promptly as practicable after execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing a management information circular of the Company with respect to the Company Meeting (together with any amendments and supplements thereto, the “Circular”), together with any documents required by the Securities Laws, or other applicable Laws in connection with the Arrangement and the other transactions contemplated by this Agreement. Parent shall furnish to the Company all information relating to Parent as may be reasonably requested by the Company to prepare the Circular (“Parent Information”). As promptly as practicable after the Company receives the Interim Order, the Company shall cause the Circular to be sent to each Company Common Shareholder and holder of Company Options and Company RSUs entitled to vote at the Company Meeting and filed as required by the Interim Order and applicable Laws.

(b) The Company shall ensure that the Circular complies with all applicable Laws and any requirements of the Interim Order and that none of the information relating to the

Company (for the avoidance of doubt, excluding Parent Information) included or incorporated by reference in the Circular (“Company Information”), at the date of mailing to the Company Common Shareholders and at the time of the Company Meeting contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Parent shall ensure that none of the Parent Information provided by Parent for inclusion or incorporation by reference in the Circular, at the date of mailing to the Company Common Shareholders and at the time of the Company Meeting contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Without limiting the generality of the foregoing, the Company (with respect to Company Information) and Parent (with respect to Parent Information) shall ensure that the Circular provides the Company Common Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting. Each of the Company and Parent will, as promptly as practicable after receipt thereof, provide such other party with copies of written comments and advise such other party of any oral comments with respect to the Circular received from the Director or the Court and of any request by the Director or the Court for amendments or supplements to the Circular or for additional information. Parent and the Company shall each promptly notify each other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration covered by this Section 1.3 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or that otherwise requires an amendment or supplement to the Circular or such application or registration. In any such event, (i) the Company shall, to the extent required by Law, seek an appropriate amendment to the Interim Order, and (ii) Parent and the Company shall cooperate in the preparation of a supplement or amendment to the Circular or to such other document, as required, and if required, the Company shall cause the same to be distributed to the Company Common Shareholders entitled to vote at the Company Meeting and the Company shall cause the same to be filed with the relevant securities regulatory authorities.

(c) Within five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (the “S-8 Registration Statement”) with the SEC to register the Parent Common Stock to be issued from time to time after the Effective Time upon delivery of Parent Common Stock underlying Company RSUs assumed by Parent or upon exercise of options issued in exchange for Company Options pursuant to the terms of this Agreement and the Plan of Arrangement. Parent shall use reasonable efforts to maintain the effectiveness of the S-8 Registration Statement for so long as options issued in exchange for Company Options or any Company RSUs remain outstanding.

(d) Parent and the Company shall take any action required to be taken under any applicable federal, provincial, territorial or state securities Laws (including “blue sky” Laws) in connection with the issuance of Parent Common Stock and the Arrangement; provided, however, that neither Parent nor the Company shall be required by reason of the foregoing to register or qualify as a foreign corporation or reporting issuer in any jurisdiction where either Parent or the Company is not now so registered or qualified.

1.4 Dissenting Shareholders. The Company shall give Parent (a) prompt notice of any written notice exercising Dissent Rights, withdrawals of the exercise of such rights and any other instruments given pursuant to the CBCA and received by the Company in connection with the Arrangement or the Company Meeting and (b) the opportunity to participate in all negotiations and proceedings with respect to the exercise of such Dissent Rights to the extent that the Company is proposing to make any payments to such Company Common Shareholders. Without the prior written consent of Parent, except as required by applicable Law, the Company shall not make any payment prior to the Effective Time with respect to any such rights or offer to settle or settle any such rights.

1.5 Effects of the Arrangement on Company Shares, Company Options, Company RSUs, Company DSUs and Company SARs. Each Company Share, Company Option, Company RSU, Company DSU and Company SAR will be dealt with as provided in the Plan of Arrangement.

1.6 Canadian Securities Exemption Orders. Parent shall use reasonable efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of Parent Common Stock issued pursuant to the Arrangement without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from any Governmental Entity under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any Governmental Entity administering such Laws or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions or transfer by reason of, among other things, a holder being a “control person” of Parent for purposes of Canadian federal, provincial or territorial securities Laws).

1.7 Closing. The closing of the Arrangement and the other transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, on the second Business Day after which the last to be fulfilled or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to the date hereof (the “Company Disclosure Letter”) or in any other section or subsection thereof where the relevance of the information in such other section or subsection is readily apparent on its face or (y) as set forth in the body of the Company Reports that are publicly available in electronic form on the SEC’s website and filed with the SEC prior to the date hereof, the Company hereby represents and warrants to Parent that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (if applicable in such jurisdiction) and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (if applicable in such jurisdiction) where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to have such power or authority when taken together with all other such failures, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. The Company has made available to Parent a complete and correct copy of the certificate and articles of continuance, articles of incorporation, by-laws or equivalent organizational documents and all amendments thereto (the “Organizational Documents”) of the Company and its Subsidiaries, each as amended to the date hereof. The Company’s and its Subsidiaries’ Organizational Documents so made available are in full force and effect. Section 2.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

(b) Capital Structure. (i) The authorized share capital of the Company consists of (A) an unlimited number of Company Common Shares and (B) an unlimited number of preference shares, issuable in series (“Company Preferred Shares”).

(ii) As of the close of business on July, 11 2006, 253,767,318 Company Common Shares were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, no Company Preferred Shares were issued or outstanding.

(iii) The Company has delivered to Parent correct and complete lists, as of April 10, 2006, of the outstanding options to purchase Company Common Shares (collectively, the “Company Options”), the outstanding stock appreciation rights granted in connection with Company Options (collectively, the “Company SARs”), the outstanding restricted stock units with respect to Company Common Shares (collectively, the “Company RSUs”), the Company Common Shares subject to restrictions on transfer or forfeiture or repurchase (collectively, the “Company Restricted Shares”), and each deferred share unit with respect to the Company Common Shares (collectively, the “Company DSUs”, and, collectively with the Company Options, Company SARs, Company RSUs and Company Restricted Shares, the “Company Equity Awards”) granted under the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated effective January 31, 2005, the ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated effective January 31, 2005, the ATI Technologies Inc. Restricted Share Unit Plan for Global Directors and Employees, as amended and restated effective January 31, 2005, the ATI Technologies Inc. Share Option Plan, as amended effective January 25, 2005, the ArtX, Inc. 1997 Equity Incentive Plan and the ATI Technologies Inc. Deferred Share Unit Plan for Directors (collectively, the “Company Stock Plans”), which list shall include, separately for each Company Stock Plan and for each type of Company Equity Award, the exercise or purchase price, the aggregate number of Company Common Shares subject to vested Company Equity

Awards at such exercise or purchase price and the aggregate number of Company Common Shares subject to unvested Company Equity Awards at such exercise or purchase price. Between April 10, 2006 and the date hereof, the Company has not granted any Company Equity Awards.

(iv) Each of the outstanding shares of share capital or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance.

(v) Except for outstanding rights under the Company Equity Awards and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 3.1(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for outstanding rights under the Company Equity Awards, there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party, the value of which is based on the value of the Company Common Shares.

(vi) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Common Shareholders on any matter (“Company Voting Debt”).

(vii) Except with respect to (a) the securities of non-Affiliates held for investment purposes which do not constitute more than a 1% interest in any such non-Affiliate or (b) the share capital of, or voting securities or equity interests in, its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(viii) No holders of securities issued by the Company or any of its Subsidiaries have any right to compel the Company or any of its Subsidiaries to register or otherwise qualify such securities for public sale in Canada or the United States.

(c) Corporate Authority and Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval by the Company Common Shareholders of the Arrangement in accordance with the terms of the Interim Order (the “Company Requisite Vote”) and, with respect to the Circular and the matters relating thereto, the approval of the Board of Directors of the Company, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the Arrangement. Assuming this Agreement has been duly authorized, executed and delivered by Parent and Parent SubCo, this Agreement is a valid and binding agreement of the Company enforceable against the

Company in accordance with its terms, except to the extent enforceability may be subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) The Board of Directors of the Company has: (A) determined unanimously that the transactions contemplated by this Agreement and the Arrangement are fair to the Company Common Shareholders and the holders of Company Options and Company RSUs and in the best interests of the Company; and (B) determined to recommend that the Company Common Shareholders vote in favor of the Arrangement.

(d) Governmental Filings; No Violations.

(i) Other than the filings, notices, approvals and/or exemption orders (A) under the CBCA, (B) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Securities Laws, (D) to comply with U.S. state securities or “blue sky” Laws or Canadian provincial or territorial securities laws, (E) required to be made with the NASDAQ Stock Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”), (F) under the Investment Canada Act and the Competition Act (Canada) (the “Competition Act”), and (G) under the antitrust and/or notification laws of any other jurisdiction, where required, and other than the Interim Order and the Final Order, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization, individually or in the aggregate, could not be reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and the Arrangement will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a termination right of any other contracting party, or of a mortgage, lien, pledge, charge, security interest, claim, easement, burden, title defect, encroachment, covenant, any matter of record or any other similar restriction or other encumbrance (“Lien”) on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contract”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B), or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(e) Company Reports; Financial Statements. (i) Since September 1, 2002, the Company has filed with or furnished to the Canadian Securities Regulatory Authorities, TSX and SEC the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed or furnished by the Company under applicable Securities Laws (collectively, including any other reports filed with or furnished to the Canadian Securities Regulatory Authorities, the TSX and SEC subsequent to the date hereof, the “Company Reports”). The Company Reports are publicly and freely available on either www.sedar.com or the SEC’s website. The Company Reports, at the time filed or furnished (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), complied, and each such Company Report filed or furnished subsequent to the date hereof will comply, in all material respects with the requirements of applicable Securities Laws and did not, and will not, at the time furnished or filed contain any misrepresentation (as defined in the Securities Laws, as applicable) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. None of the Company’s Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities, TSX or SEC. The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(ii) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements, including in each case, any related notes thereto, contained in the Company Reports (the “Company Financial Statements”) complied as to form in all material respects with the published rules and regulations of the Canadian Securities Regulatory Authorities, TSX, SEC and NASDAQ with respect thereto as of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such filing), and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.

(iii) The Company (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; and (B) devises and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (I) transactions are executed in accordance with management’s general or specific authorization; (II) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with Canadian GAAP or any other criteria applicable to such statements, and (y) to maintain accountability for assets; (III) access to assets is permitted only in accordance with management’s general or specific authorization; and (IV) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has (A) established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities. The Company has disclosed in its annual report on Form 40-F for the fiscal year ended August 31, 2005 any change in the Company’s internal control over financial reporting that occurred during the fiscal year ended August 31, 2005 that materially affected, or was reasonably likely to materially affect, the Company’s internal control over financial reporting for the fiscal year ended August 31, 2005. The Company’s principal executive officer and principal financial officer have disclosed, based on their evaluation of internal control over financial reporting for the fiscal year ended August 31, 2005, to the Company’s auditors and the audit committee of the Company’s board of directors: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which were reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal control over financial reporting. The Company is developing and executing, and throughout the period between signing and Closing will continue to develop and execute, processes, policies and procedures to comply with the requirements of Section 404 under the Sarbanes-Oxley Act and related rules and regulations thereunder (“Section 404”) as of the date by which it is required to comply. The Company has no reason to believe that (i) it will not be able to comply with Section 404 as of such date or (ii) that there will be any material weaknesses disclosed in the report of management on the Company’s internal control over financial reporting or the related attestation report of the Company’s independent registered public accounting firm to be included in the Company’s annual report on Form 40-F for the fiscal year ended August 31, 2006, filed with the SEC. As of the date hereof, to the Company’s knowledge there are no significant deficiencies (as defined by the Public Company Accounting Oversight Board) in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (B) applicable listing and corporate governance rules and regulations of the TSX and NASDAQ.

(f) Absence of Certain Changes. Except as disclosed in the Company Reports prior to the date hereof, since August 31, 2005 (the “Company Audit Date”), the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any (A) declaration, setting aside or payment of any dividends on, or any other distributions (whether in cash, stock or property) in respect of its share capital, (B) split, combination or reclassification of share capital or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital or (C) purchase, redemption or other acquisition of any shares of share capital of the Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of share capital or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, officer, employee or consultant of the Company or any of its Subsidiaries (complete and accurate copies of which have been heretofore delivered to Parent);

(iv) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries other than as contemplated by the Arrangement;

(v) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary and usual course of business;

(vi) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary and usual course of business;

(vii) any making of any loan, advance or capital contributions to or investment in any Person other than loans in the ordinary and usual course of business consistent with past practice and advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary and usual course of business;

(viii) any transaction or commitment made, or any Contract entered into, by the Company or any of its Subsidiaries relating to the acquisition, disposition or license of any material assets or relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in either case, material to the Company and its Subsidiaries, taken as whole, other than transactions and commitments in the ordinary and usual course of business and those contemplated by this Agreement and the Arrangement;

(ix) any change by the Company in accounting methods, principles or practices, except for any such change required by reason of a change in Canadian GAAP; or

(x) any (A) adoption, entering into, termination or amendment of any collective bargaining agreement or any Employee Plan, (B) increase in any manner in the compensation, bonus or fringe or other benefits of, or payment of any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (C) payment of any benefit or amount not required under any Employee Plan, (D) grant or payment of any severance or termination pay or increase in any manner of the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement, or any Employee Plan (including the grant of any Company Equity Award, “phantom” stock, “phantom” stock rights, stock based or stock related awards, performance units or the removal of existing restrictions in any Employee Plan or awards made thereunder), (F) amendment or modification of any Company Equity Award, (G) any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Employee Plan, (H) any action to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or (I) material change to any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change to the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, other than, in the case of clauses (B), (C), (D) and (E), increases, grants or payments to non-director and non-executive officers in the ordinary and usual course of business.

(g) No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of the Company there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation other than:

(i) liabilities or obligations disclosed and provided for in the Company Reports prior to the date hereof;

(ii) liabilities or obligations incurred in the ordinary and usual course of business since the Company Audit Date; or

(iii) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Company Material Contracts. As of the date hereof, except for this Agreement or the Confidentiality Agreement, neither the Company nor any Subsidiary is a party to or bound by:

(i) any lease (whether of real or personal property) (A) providing for annual rentals of $500,000 or more, or (B) involving real property that is greater than 35,000 square feet in size;

(ii) any Contract (other than standard purchase orders which can be cancelled on not more than 60 days notice without payment of any penalty) for the purchase of materials, supplies, goods, services, equipment or other assets, or pursuant to which a Person fabricates, manufactures, assembles, tests or packages any of the Company’s or its Subsidiaries products or components of products, for which the Company and its Subsidiaries paid greater than $5,000,000 in the aggregate in fiscal 2005, or reasonably anticipate will pay greater than $5,000,000 in the aggregate in fiscal 2006;

(iii) any OEM, sales, distribution or other similar Contract under which the Company and its Subsidiaries received revenue of greater than $10,000,000 in the aggregate in fiscal 2005 or reasonably expect to receive revenue of greater than $10,000,000 in the aggregate in fiscal 2006;

(iv) any partnership, joint venture or other similar Contract pursuant to which the Company or any of its Subsidiaries has an investment of greater than $2,500,000 or that is otherwise material to the Company;

(v) any Contract relating to the acquisition or disposition of any business or of any assets by the Company or any of its Subsidiaries outside of the ordinary and usual course of business with a value of greater than $5,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $2,500,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(vii) any license (whether in-license or out-license) that either (A) involved annual payments in fiscal 2005 in excess of $5,000,000 or would reasonably be expected to result in annual payments in fiscal 2006 in excess of $5,000,000, or (B) is material to the Company;

(viii) any material agency, dealer, sales representative, marketing or other similar Contract;

(ix) any Contract with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company, it Subsidiaries or any of their Affiliates, or (B) any director or officer of the Company, its Subsidiaries or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(x) any Contract that: (A) contains noncompetition restrictions, including any covenants limiting or purporting to limit the freedom of the Company or any Subsidiary to compete in any material line of business or with any Person or in any area or which would limit the freedom of the Company or any Subsidiary to compete in any material line of business after the Effective Time, (B) grants any exclusive license or exclusive supply or distribution rights for a material product or territory, or (C) grants from the Company or any of its Subsidiaries any “most favored nation” or similar preferred pricing rights to any of the customers of the Company and its Subsidiaries listed in Section 2.1(r) of the Company Disclosure Letter;

(xi) any Contract in which the Company or any Subsidiary grants rights of first refusal, rights of first negotiation or similar rights with respect to any material product, service or Intellectual Property Right;

(xii) any Contract under which the Company or any of its Subsidiaries has obligations to develop or market any products, Technology or Intellectual Property Rights for or jointly with other Persons that is material to the Company or any of its Subsidiaries, taken as a whole, as well as any Contract by which a Person is developing or marketing any products, Technology or Intellectual Property Rights for the Company or its Subsidiaries that is material;

(xiii) any Contract under which the Company or any of its Subsidiaries agrees (A) to indemnify or guaranty the obligations of any party, other than commercial agreements entered into in the ordinary and usual course of business, or (B) to share a Tax liability of any party;

(xiv) any Contract, any of the benefits to any party of which, in accordance with its terms, will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xv) any other Contract that is material to the Company and the Subsidiaries, taken as a whole.

Each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound of the type and materiality listed in Section 2.1(h) of the Company Disclosure Letter, whether or not set forth in Section 2.1(h) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof. Each Company Material Contract is valid and binding according to its terms on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect. To the knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for such terminations, non-renewals or challenges as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Litigation. Except as disclosed in the Company Reports prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(j) Employee Benefits.

(i) The Company has delivered to Parent accurate and complete copies (or accurate and complete descriptions thereof if unwritten) of currently in force material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or termination pay, disability, death benefit, hospitalization, medical, dental, life or other insurance (whether insured or self-insured), welfare benefit, employee loan, employee assistance, supplementary unemployment benefit or other material plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other Person that together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) but excluding the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation or a comparable program, regardless of whether the Code or ERISA are applicable to such Person (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries and all amendments and supplements thereto (collectively, the “Employee Plans”) together with, as applicable, accurate and complete copies of all funding agreements and any Contracts relating to such Employee Plans (including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements), all summary descriptions of the Employee Plans provided to past or present participants therein, the two most recent actuarial reports, any annual information returns required to be filed under applicable Law, the financial statements, if any, and evidence of any registration in respect thereof. Section 2.1(j)(i) of the Company Disclosure Letter contains a complete and accurate list of each Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA regardless of whether ERISA is applicable thereto) (sometimes referred to herein as a “Company Pension Plan”), each Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA regardless of whether ERISA is applicable thereto) and all other Employee Plans. Section 2.1(j)(i) of the Company Disclosure Letter also identifies each applicable Law pursuant to which any of the Company or its Affiliates is required to establish any reserve or make any contribution for the benefit of any current or former employee located in any jurisdiction.

(ii) No condition or circumstance since the date of the documents provided in accordance with Section 2.1(j)(i) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or its Subsidiaries and no plans exist to materially amend any Employee Plan or to provide increased benefits thereunder to any employee, except as required by applicable Law.

(iii) All of the Employee Plans are, and have been since their establishment, duly registered where required by Law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in good standing under, and in material compliance with ERISA, the Code, all other applicable Laws, administrative guidance issued by regulatory authorities, and the terms of all collective bargaining agreements.

(iv) None of the Company or its Subsidiaries has ever sponsored, maintained, contributed to or has been required to contribute to a pension plan registered under the Income Tax Act (Canada). All Company Pension Plans intended to be tax-qualified in the United States have received favorable determination letters from the United States Internal Revenue Service (the “IRS”) with respect to “TRA” (as defined in Section 1 of United States Internal Revenue Procedure 93-39), and have timely filed with the IRS determination letter applications with respect to “GUST” (as defined in Section 1 of United States Internal Revenue Notice 2001-42), to effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefore relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. In addition, all Company Pension Plans have been amended to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001. All Company Pension Plans required to have been approved by any regulatory authority have been so approved, no such approval has been revoked (or has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefore relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.

(v) None of the Company, its Subsidiaries or any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or (B) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) All Employee Plans have been materially administered in accordance with their terms, there are no outstanding defaults or violations by any of the Company or its Subsidiaries of any obligation required to be performed by it in connection with any Employee Plan and no order has been made or notice given pursuant to any Laws requiring (or proposing to require) any of the Company or its Subsidiaries to take (or refrain from taking) any action in respect of any Employee Plan.

(vii) All returns, filings, reports and disclosures relating to the Employee Plans required to be filed or distributed, pursuant to the terms of the Employee Plans, Laws or any regulatory authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Employee Plans by regulatory authorities or Laws have been made on a timely basis and the funds of the Employee Plans are not exposed to any late filing fees that have not been remitted.

(viii) There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the knowledge of the Company, threatened with respect to the Employee Plans against any of the Company or its Subsidiaries, the funding agent, the insurers or the fund of such Employee Plans, other than claims for benefits in the ordinary course.

(ix) To the knowledge of the Company, no event has occurred and no condition or circumstance exists that has resulted or, could result in any Employee Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any Laws being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority or being required to pay any material taxes or penalties under any Laws.

(x) No event has occurred and there has been no failure to act on the part of any of the Company or its Subsidiaries or any administrator of any of the Employee Plans that could subject any of the Company or its Subsidiaries to the imposition of any tax, penalty or other disability with respect to any Employee Plans, whether by way of indemnity or otherwise. With respect to each Employee Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees or any trustee, administrator or other fiduciary of such Employee Plan, or any agent of the foregoing that would subject the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Employee Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Employee Plan nor any agent of the forgoing, has engaged in any transaction or acted in a manner, or failed to act in a manner that would subject the Company or its Subsidiaries or, any trustee, administrator or other fiduciary, to any material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Employee Plan or related trust has been terminated, nor, to the knowledge of the Company, has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Employee Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement.

(xi) None of the Employee Plans is a “multiemployer plan” (as defined in Section 3(37) regardless of ERISA’s applicability thereto) or a multi-employer benefit plan.

(xii) Section 2.1(j)(xii) of the Company Disclosure Letter discloses whether each Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA (regardless of the applicability of ERISA to such Employee Plan)) is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund,” as such term is defined in Section 410(e) of the Code (regardless of whether the Code is applicable thereto), or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies with the applicable requirements of Section 4980B(f) of the Code or any similar applicable Law with respect to each applicable Employee Plan. No Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Company or its Subsidiaries after any termination of service of such employee or director (other than for continuation coverage required under Section 4980B(f) or similar applicable Law).

(xiii) None of the Employee Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims. All employer and employee obligations in respect of the Employee Plans, including payments, contributions and premiums required under applicable Laws and their terms have been satisfied. Neither the execution, delivery or performance of this Agreement, the consummation of the Arrangement or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Company or its Subsidiaries (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. The Company has delivered and disclosed to Parent any and all copies (or accurate and complete descriptions thereof if unwritten) of Employee Plans, together with, as applicable, accurate and complete copies of any and all Contracts, for Parent to make a good faith estimate of the total amount of all payments and the fair market value of all non-cash benefits that may become payable or provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries under the Employee Plans (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time).

(xiv) The Company has delivered to Parent (A) correct and accurate summaries, as of the date of this Agreement, including, separately by country, the number of employees and contractors of each of the Company and its Subsidiaries, the aggregate annual salary, wages and fees paid to such employees, the aggregate annual amount of all other compensation payable to such employees or contractors (including compensation payable pursuant to bonus, deferred compensation or commission arrangements) and the average length of service for such employees or contractors; (B) a list, as of the date of this Agreement, of each of the officers of each of the Company and its Subsidiaries that correctly reflects, in all material respects, such officer’s base salary, any other compensation payable to such officer (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), such officer’s date of employment, such officer’s position and such officer’s country of residence and principal employment; and (C) a list of each outstanding

Company Equity Award granted to any officer of the Company or its Subsidiaries, including the holder, the date of grant, the type of Company Equity Award, the exercise or purchase price, the number of Company Common Shares subject to vested Company Equity Awards, the number of Company Common Shares subject to unvested Company Equity Awards and the Company Stock Plan pursuant to which such Company Equity Award was granted. Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Employee Plans, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(xv) There are no agreements for the payment of any pension, bonus, share of profits, retirement allowance, insurance, hospitalization or other benefits for any of the employees of the Company or its Subsidiaries except as set out in Section 2.1(j)(xv) of the Company Disclosure Letter.

(xvi) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code or is an “excess parachute payment” pursuant to Section 280G of the Code.

(xvii) All amounts owing in respect of employee payroll withholding obligations, remittances, premiums, contributions and assessments under provincial or federal statutes or employee benefit plans have been fully accrued in the books and records of the Company and its Subsidiaries and wages, vacation pay, holiday pay and employee benefits of the employees of the Company and its Subsidiaries have been fully accrued in the Company’s books and records and reflected as such in the Company’s financial statements.

(xviii) No payment pursuant to any Employee Plans or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting, modification or exercise of any Company Equity Award, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the Arrangement, any other transactions contemplated by this Agreement or otherwise.

(xix) All Company Equity Awards have been appropriately authorized by the Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price and the substantive terms of the Company Equity Awards. All Company Options granted to employees in the United States reflect the fair market value of the Company’s Common Shares as determined under Section 409A of the Code on the date the option was granted (within the meaning of United States Treasury Regulation §1.421-1(c)). No Company Equity Awards have been retroactively granted, or the exercise or purchase price of any Company Equity Award determined retroactively.

(xx) The Company has registered all Company Equity Awards, whether or not currently outstanding, pursuant to one or more S-8 Registration Statements that the Company is required to register under applicable Law, and the Company has maintained the effectiveness of such S-8 Registration Statements.

(k) Compliance with Laws; Permits. Except as disclosed in the Company Reports, the businesses of each of the Company and its Subsidiaries are not being conducted in violation of any federal, state, local or non-Canadian law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. Except as disclosed in the Company Reports and except for any investigation or review that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to the Company or any of its Subsidiaries to conduct the same. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any Law, and the Company has not received any notice or communication of any material noncompliance with any Law that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (the “Company Permits”) necessary to conduct its business in all material respects as presently conducted. The Company and its Subsidiaries each is in compliance in all material respects with the terms of the Company Permits.

(l) Environmental Matters. Except as disclosed in the Company Reports prior to the date hereof: (i) the Company and its Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws except for any such noncompliance that has been resolved; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which requires material remediation pursuant to any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during such period of ownership or operation which contamination requires material remediation pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice alleging that it is liable for the investigation or remediation of any Hazardous Substances disposed on any third party property, except with respect to any notice the subject matter of which has been resolved; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or subject to, liability under any Environmental Law, except with respect to any notice, demand letter, claim or request the subject matter of which has been resolved; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or third party relating to liability under any Environmental Law, except for any such order, decree, injunction, indemnity or agreement that has expired or been nullified or is otherwise no longer in effect; (vii) to the Company’s knowledge, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation or cost pursuant to any Environmental Law; (viii) the Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession or reasonably available to the Company relating to the Company or its Subsidiaries or their respective current and former properties or operations; and (ix) the Company and its Subsidiaries each possess and are in compliance in all material respects with all material permits, licenses or other authorizations required under any applicable Environmental Law.

(m) Taxes.

(i) (a) The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and any such Tax Returns are true, correct and complete in all material respects, (b) the Company and its Subsidiaries have timely paid all material Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with Canadian GAAP, (c) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with Canadian GAAP have been established by the Company and its Subsidiaries for all material Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof and (d) all material amounts of Tax required to be withheld by the Company and its Subsidiaries have been timely withheld and paid over to the appropriate Tax authority in accordance with applicable Laws.

(ii) No deficiency for any amount of Tax has been asserted or assessed by any Tax authority in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with Canadian GAAP. There are no liens for any Taxes on the assets of the Company or any of its Subsidiaries, other than liens for current Taxes and assessments not yet due.

(iii) There are no pending or, to the knowledge of the Company, threatened Tax audits, examinations, investigations or other proceedings with respect to which the Company or its Subsidiaries has been notified in writing, and neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any of its Subsidiaries and any Tax authority.

(iv) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit, other commercial lending agreements, or other transactions entered into in the ordinary course).

(v) Neither the Company nor any of its Subsidiaries is or has been required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the United States Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

(vi) Neither the Company nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation section 1.1502-6 (or any similar provision of Canadian federal or any state, provincial, local or non-United States law), as a transferee, successor, by contract or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(viii) Neither the Company nor any of its Subsidiaries incorporated outside of the United States has made an election under Section 897(i) to be treated as a United States corporation for purposes of Sections 897, 1445, and 6039C of the Code.

(ix) Neither the Company nor any of its Subsidiaries incorporated outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(x) Neither the Company nor any of its Subsidiaries incorporated outside of the United States is engaged in a United States trade or business, or is treated as being engaged in a United States trade or business, for U.S. federal income tax purposes.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance. To the knowledge of the Company, there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No trade or labor union, council of trade unions, employee bargaining agent or affiliated bargaining agent has applied, or to the knowledge of the Company threatened to apply, to have the Company or any of its Subsidiaries declared a common employer pursuant to the Ontario Labour Relations Act, 1995 or to be certified as the bargaining agent of any of the employees. To the knowledge of the Company, (i) none of the Company, any Company Subsidiary or any of their respective employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge, complaint, proceeding, order or assessment against the Company or any Company Subsidiary by the Ontario Labor Relations Board, Ministry of Labour, Workplace Safety and Insurance Board or any comparable state or non-Canadian agency pending or threatened; (ii) each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours; (iii) none of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice); (iv) each of the Company and each Company Subsidiary has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any Laws relating to the employment of labor, including those related to wages, hours, and collective bargaining; (v) there are no controversies pending or threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or any court of competent jurisdiction; and (vi) no employee of the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(o) Insurance. The Company and its Subsidiaries maintain insurance policies that are customary in scope and amount of coverage to those of similarly situated companies. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to their obligations under any of such insurance policies. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the financial statements of the Company included in the Company Reports.

(p) Intellectual Property.

(i) General. Section 2.1(p)(i) of the Company Disclosure Letter sets forth, as of the date indicated, with respect to the Intellectual Property Rights owned by the Company and its Subsidiaries: (A) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof, as maintained in records by the Company or its outside intellectual property counsel; (B) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered, as maintained in records by the Company or its outside intellectual property counsel; (C) for any URL or domain name, the registration date, any renewal date and name of registry, as maintained in records by the Company or its outside intellectual property counsel; (D) for each registered mask work, the date of first commercial exploitation, the registration number and date of registration, for each by country, province and state, as maintained in records by the Company or its outside intellectual property counsel; and (E) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered, as maintained in records by the Company or its outside intellectual property counsel.

(ii) Sufficiency. To the knowledge of the Company, the Intellectual Property Rights and Technology owned or licensed by the Company and its Subsidiaries constitute all material Intellectual Property Rights and material Technology used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as presently conducted, including the design, manufacture, license and sale of all products currently under development or in production.

(iii) Royalties and Licenses. Except pursuant to the licenses or with respect to the subject matter listed in Section 2.1(p)(iii) of the Company Disclosure Letter, to the knowledge of the Company neither the Company nor any Subsidiary is compensating or has any obligation to compensate or account to any Person for the use of any of the Company’s or any Subsidiary’s Intellectual Property Rights or Technology.

(iv) Ownership. To the knowledge of the Company, the Company or each Subsidiary (A) owns all right, title and interest in and to the Intellectual Property Rights and Technology purported to be owned by the Company and the Subsidiaries, including the Intellectual Property Rights and Technology listed on Section 2.1(p)(i) of the Company Disclosure Letter, free and clear of any liens, claims or encumbrances other than encumbrances pursuant to contracts listed in Section 2.1(p)(iv)(a) of the Company Disclosure Letter; or (B) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in the conduct of the Company’s and its Subsidiaries’ business, and, except as disclosed in Section 2.1(p)(iv)(b) of the Company Disclosure Letter, all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby.

(v) Absence of Claims; Non-infringement. Except as disclosed in Section 2.1(p)(v)(a) of the Company Disclosure Letter, no proceedings, claims, or actions have been instituted or are pending against the Company or its Subsidiaries, or, to the knowledge of the Company, are threatened, that challenge the right of Company or any Subsidiary with respect to the use or ownership of the Intellectual Property Rights or Technology of the Company and the Subsidiaries. Without limiting the foregoing and except as disclosed in Section 2.1(p)(v)(b) of the Company Disclosure Letter, no interference, opposition, reexamination, or other proceeding initiated by a third party is or has been pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any of Company’s Intellectual Property Rights is being or has been challenged. Except as disclosed in Section 2.1(p)(v)(c) of the Company Disclosure Letter and to the knowledge of the Company, neither the Company’s nor its Subsidiaries’ past or present use of Intellectual Property Rights or Technology owned by the Company or a Subsidiary infringes upon or misappropriates, breaches or otherwise conflicts with the Intellectual Property Rights of any third party and neither the Company nor any Subsidiary has received any notice alleging any such infringement or misappropriation. Except as disclosed in Section 2.1(p)(v)(d) of the Company Disclosure Letter, the Intellectual Property Rights and Technology owned by the Company and its Subsidiaries are not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting the rights of the Company or its Subsidiaries with respect thereto. To the knowledge of the Company, no Person has interfered with, infringed upon or misappropriated any of the Company’s or its Subsidiaries’ Intellectual Property Rights, or is currently doing so.

(vi) Protection of Intellectual Property Rights. To the knowledge of the Company, all of the registrations and pending applications to governmental or regulatory bodies with respect to the Intellectual Property Rights owned by the Company and the Subsidiaries are being duly maintained and prosecuted and all maintenance and related fees due as of the date hereof have been paid. The Company and each Subsidiary has taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Company and its Subsidiaries. Without limiting the foregoing, except as disclosed in Section 2.1(p)(vi)(a) of the Company Disclosure Letter, to the knowledge of the Company, (A) there has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights or Technology used in connection with the business by any Person; (B) to the knowledge of the Company and its Subsidiaries, no employee, independent contractor or agent of the Company or a Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business; and (C) to the knowledge of the Company and its Subsidiaries, no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology of the Company and its Subsidiaries. Except as maintained in records by the Company as disclosed in Section 2.1(p)(vi)(b) of the Company Disclosure Letter, no funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company’s or its Subsidiary’s Intellectual Property Rights or Technology. To the knowledge of the Company and except as disclosed in Section 2.1(p)(vi)(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary has made any written submission to, and is not subject to any agreement with, any standards bodies or other entities that would obligate the Company or a Subsidiary to grant licenses to or otherwise impair its control of its Intellectual Property Rights.

(vii) Software; Escrow. To the knowledge of the Company, any Software or firmware incorporated in or provided with the products, and any media used to distribute it, contain at delivery no computer instructions, circuitry or other technological means whose purpose or effect is to disrupt, damage or negatively interfere with any use of any customer’s computer and communications facilities or equipment (“Harmful Code”), and Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction of such Harmful Code to all Software, firmware and media distributed or sold by the Company and its Subsidiaries. “Harmful Code” includes (a) any instrumentality that could cause the Software or firmware to fail to be operative upon command of or by design by the Company or its Subsidiaries, and (b) any code containing viruses, trojan horses, worms, or like destructive code or code that self-replicates. To the knowledge of the Company and except as disclosed in Section 2.1(p)(vii)(a) of the Company Disclosure Letter, none of the Software incorporated in the Company’s or its Subsidiaries’ products is, in whole or in part, subject to the provisions of any “copyleft,” open source or quasi-open source license agreement, or any other agreement obligating the Company or a Subsidiary to make source code available to third parties or to publish source code. Except as disclosed in Section 2.1(p)(vii)(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary has entered into any agreement requiring the Company or the Subsidiary to place the source code or other Technology incorporated in the Company’s or its Subsidiaries’ products in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(viii) Export Control. To the knowledge of the Company and except as disclosed in Section 2.1(p)(viii)(a) of the Company Disclosure Letter, the Company and each Subsidiary has obtained all approvals necessary for exporting the Company’s and the Subsidiaries’ products, including Software that is incorporated in the Company’s or its Subsidiaries’ products, outside the United States and Canada in accordance with all applicable United States and Canadian export control regulations, and importing the products and Software that is incorporated in the Company’s or its Subsidiaries’ products into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States, Canada and throughout the world are valid, current, outstanding and in full force and effect.

(q) Properties.

(i) Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its properties and other assets (other than Intellectual Property Rights, which are governed by Section 2.1(p)) necessary for the conduct of its business as currently conducted, except for such property or other assets where the failure to do so individually or in the aggregate do not materially interfere with the value or use of the property or the ability of the Company and its Subsidiaries to conduct their business as currently conducted. All such properties and other assets are held free and clear of all Liens, except for Liens that individually or in the aggregate do not materially interfere with the value or use of the property or the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

(ii) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except where the failure so to be, individually or in the aggregate, does not materially interfere with the value or use of the property or the ability of the Company and its Subsidiaries to conduct their businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received as lessee any written notice from the lessor of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any such lease or sublease.

(r) Customers. Section 2.1(r) of the Company Disclosure Letter sets forth the twenty (20) largest customers (including OEMs, systems integrators and value added resellers, as well as other direct and indirect customers) by revenue of the Company and its Subsidiaries for the fiscal year ended August 31, 2005, and for the nine-month period ended April 30, 2006. To the Company’s knowledge, no such customer intends to terminate or materially adversely change its relationship with the Company or any of its Subsidiaries.

(s) Vote Required. Subject to the discretion of the Court, the Company Requisite Vote is the only vote of the holders of any class or series of the Company’s securities necessary or required to approve the Arrangement.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement and the Arrangement except that the Company has employed Credit Suisse First Boston and Genuity Capital Markets as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof. The fees and expenses of financial advisors (including Credit Suisse First Boston and Genuity Capital Markets) and legal counsel (including Shearman & Sterling and Goodmans LLP) retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company will not exceed the amount set forth in Section 2.1(t) of the Company Disclosure Letter.

(u) Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston, financial advisor to the Company, to the effect that, as of the date of the opinion, the Transaction Consideration to be received by the Company Common Shareholders is fair to the Company Common Shareholders from a financial point of view.

2.2 Representations and Warranties of Parent. Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to the date hereof (the “Parent Disclosure Letter”) or in any other section or subsection thereof where the relevance of the information in such other section or subsection is readily apparent on its face, or (y) as set forth in the body of the Parent Reports that are publicly available in electronic form on the SEC’s website and filed with the SEC prior to the date hereof, Parent hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (if applicable in such jurisdiction) and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (if applicable in such jurisdiction) where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to have such power or authority when taken together with all other such failures, could not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. Parent has made available to the Company a complete and correct copy of the Organizational Documents of Parent and its significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC), each as amended to the date hereof. Parent’s and its Subsidiaries’ Organizational

Documents so made available are in full force and effect. Section 2.2(a) of the Parent Disclosure Letter contains a correct and complete list of each jurisdiction where Parent and each of its Subsidiaries (other than any Subsidiaries that have no operations and have no employees) is organized and qualified to do business.

(b) Capital Structure. (i) The authorized capital stock of Parent consists of (A) 750,000,000 shares of Parent Common Stock and (B) 1,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”). As of June 30, 2006, 492,265,526 shares of Parent Common Stock were issued and outstanding (including 6,701,918 shares held in treasury), no shares of Parent Preferred Stock were issued and outstanding, employee stock options to purchase an aggregate of 31,537,725 shares of Parent Common Stock were outstanding (of which options to purchase to purchase an aggregate of 24,344,148 shares of Parent Common Stock were exercisable), and restricted stock and restricted stock units to purchase an aggregate of 3,288,914 shares of Parent Common Stock were outstanding (of which restricted stock and restricted stock units to purchase an aggregate of 64,818 shares of Parent Common Stock were vested). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. The authorized capital stock of Parent SubCo consists of an unlimited number of common shares, 100 of which are issued and outstanding as of the date hereof. All such common shares of Parent SubCo have been duly authorized and validly issued, and are fully paid and nonassessable. Each of the outstanding shares of capital stock of Parent SubCo and each of Parent’s other Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of any Lien.

(ii) Except as set forth above, for changes since June 30, 2006 resulting from the exercise of stock options or the grant of stock based compensation to employees, as provided for under this Agreement and the Plan of Arrangement and as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 3.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Parent Common Stock on any matter.

(c) Corporate Authority and Approval. (i) Each of Parent and Parent SubCo has all requisite corporate power and authority and has taken all corporate action necessary (and no vote of the holders of outstanding Parent Common Stock is necessary) in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the Arrangement. Assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement is a valid and binding agreement of Parent and Parent SubCo, enforceable against Parent and Parent SubCo in accordance with its terms, except to the extent enforceability may be subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) The Parent Common Stock, when issued (A) in accordance with this Agreement and the Arrangement, (B) upon the exercise of (x) options issued in exchange for Company Options and (y) Company SARs pursuant to this Agreement and the Arrangement or (C) upon the vesting of Company RSUs and Company Restricted Shares with respect to Parent Common Stock issued in exchange for Company RSUs and Company Restricted Shares pursuant to this Agreement and the Arrangement will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued as described in clause (A) of the preceding sentence, will be exempt from registration under the Securities Act and registered or exempt from registration under any applicable U.S. state securities or “blue sky” Laws or Canadian provincial or territorial securities laws.

(d) Governmental Filings; No Violations. (i) Other than the filings, notices and/or approvals (A) under the HSR Act, (B) under the Securities Laws, (C) to comply with U.S. state securities or “blue sky” Laws or Canadian provincial or territorial securities laws, (D) as may be required by the New York Stock Exchange (the “NYSE”) in respect of the Parent Common Stock to be issued in the transactions contemplated by this Agreement and the Arrangement and the listing of the Parent Common Stock on the NYSE, (E) under the Investment Canada Act and the Competition Act, and (F) under the antitrust and/or notification laws of any other jurisdiction, where required, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization, individually or in the aggregate, could not be reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(ii) The execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the transactions contemplated by this Agreement and the Arrangement will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Parent or any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien, on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not be reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(e) Parent Reports; Financial Statements. (i) Since December 25, 2005 (the “Parent Audit Date”), Parent has filed each report or proxy statement required to be filed by Parent with the SEC since such date (collectively, including any other reports filed with the SEC subsequent to the date hereof and as amended, the “Parent Reports”), including (x) Parent’s Annual Report on Form 10-K for the year ended December 25, 2005 and (y) Parent’s Quarterly Report on Form 10-Q for the period ended March 26, 2006 (including exhibits, annexes and any amendments thereto). The Parent Reports are publicly and freely available on the SEC’s website, or copies thereof have otherwise been or, for Parent Reports filed after the date hereof will otherwise be, provided to the Company. The Parent Reports, at the time filed (or if amended or superseded by a filing prior to the date of hereof, then on the date of such filing), complied, and each Parent Report filed subsequent to the date hereof will comply, in all material respects with the requirements of applicable Securities Laws and did not, and will not, at the time furnished or filed, contain any misrepresentation (as defined in the Securities Laws, as applicable) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements, including in each case, any related notes thereto, contained in the Parent Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC and NYSE with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Parent Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.

(iii) The books and records of Parent and its Subsidiaries, in all material respects, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) state in reasonable detail the material transactions and dispositions of the assets of Parent and its Subsidiaries and (z) accurately and fairly reflect the basis for the Parent Reports. Parent has (A) established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, and (B) designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (I) transactions are executed in accordance with management’s general or specific authorization and (II) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with U.S. GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries. The management of Parent has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iv) Parent is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) applicable listing and corporate governance rules and regulations of the NYSE.

(f) Absence of Certain Changes. Except as disclosed in the Parent Reports prior to the date hereof, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, business, operations or results of operations of Parent and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement;

(ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent; or

(iii) any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in U.S. GAAP or Regulation S-X under the Exchange Act.

(g) No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of Parent there is no existing condition, situation or set of circumstances that could reasonably be expected to the knowledge of Parent to result in such a liability or obligation other than:

(i) liabilities or obligations disclosed and provided for in the Parent Reports prior to date hereof;

(ii) liabilities or obligations incurred in the ordinary and usual course of business since the Parent Audit Date; and

(iii) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Parent Material Contracts. (i) Except as filed as exhibits to the Parent Reports, this Agreement or the Financing Commitment, none of Parent or any of its Subsidiaries is a party to or bound by any Contract which, as of the date hereof (A) would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Arrangement, or (B) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC. Each Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound of the type described in this Section 2.2(h), whether or not set forth in Section 2.2(h) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.”

(ii) Each Parent Material Contract is valid and binding according to its terms on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and is in full force and effect, except, insofar as this representation is made as of the Closing Date, as could not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract intends to terminate, not renew, or challenge the validity or enforceability of any Parent Material Contract, except for such terminations, non-renewals or challenges as could not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, and, to the knowledge of Parent, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Litigation. Except as disclosed in the Parent Reports prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(j) Compliance with Laws; Permits. Except as disclosed in the Parent Reports prior to the date hereof, the businesses of each of Parent and its Subsidiaries are not being conducted in violation of any Laws, except for any violation that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. Except as disclosed in the Parent Reports prior to the date hereof and except for any investigation or review that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to Parent or any of its Subsidiaries to conduct the same. No material change is required in Parent’s or any of its Subsidiaries’ processes, properties or procedures in connection with any Law, and Parent has not received any notice or communication of any material noncompliance with any Law that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (the “Parent Permits”) necessary to conduct its business in all material respects as presently conducted, except where the failure to have any such Parent Permits, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(k) Taxes. Except as has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (a) Parent and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (b) Parent and its Subsidiaries have timely paid any and all Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Parent or the appropriate Subsidiary has set aside adequate reserves in accordance with U.S. GAAP, (c) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with U.S. GAAP have been established by Parent and its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof and (d) all amounts of Tax required to be withheld by Parent and its Subsidiaries have been timely withheld and paid over to the appropriate Tax authority in accordance with applicable Laws.

(ii) No deficiency for any amount of Tax has been asserted or assessed by any Tax authority in writing against Parent or any of its Subsidiaries (or, to the knowledge of Parent, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which Parent or the appropriate Subsidiary has set aside adequate reserves in accordance with U.S. GAAP. There are no liens for any amount of Tax on the assets of Parent or any of its Subsidiaries, other than liens for current Taxes and assessments not yet past due.

(iii) There are no pending or, to the knowledge of Parent, threatened Tax audits, examinations, investigations or other proceedings with respect to which Parent or any of its Subsidiaries has been notified in writing, and neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). There are no requests for rulings or determinations in respect of any Taxes pending between Parent or any of its Subsidiaries and any Tax authority.

(iv) None of Parent’s Subsidiaries incorporated outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(v) None of Parent’s Subsidiaries incorporated outside of the United States is engaged in a United States trade or business, or is treated as being engaged in a United States trade or business, for U.S. federal income tax purposes.

(l) Available Funds. Parent has made available to the Company a true, accurate, complete and fully executed copy of a commitment letter (the “Financing Commitment”), pursuant to which, subject to the terms and conditions thereof, Morgan Stanley Senior Funding, Inc. (the “Lender”) has committed to provide Parent with financing (the “Financing”). As of the date hereof, the Financing Commitment is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and Parent is not in breach of any conditions set forth therein. There are no facts and circumstances known on the date hereof to Parent or any of Parent’s Affiliates that could reasonably be expected to (i) prevent the conditions described in the Financing Commitment from being satisfied when required or (ii) prevent Parent or Parent SubCo from receiving Financing pursuant to the terms of the Financing Commitment in accordance with its terms. The Lender has not advised Parent of any facts which cause it to believe the Financing will not be consummated substantially in accordance with the terms of the Financing Commitment. The proceeds from the Financing, together with cash on hand, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of Parent’s obligations to pay the cash portion of the Transaction Consideration.

(m) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement and the Arrangement, except that Parent has employed Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

(n) Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to Parent, to the effect that, as of the date of the opinion, the Transaction Consideration to be paid by Parent is fair to Parent from a financial point of view.

ARTICLE III.

COVENANTS

3.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (any request for consent to be considered by Parent in good faith and responded to within one (1) Business Day) or except as otherwise required by applicable Law or with respect to the transactions and commitments contemplated by this Agreement and the Arrangement) that the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course, and, to the extent consistent therewith, the Company and each of its Subsidiaries shall use its respective reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, licensors, licensees, lessors, employees and business associates. Without limiting the generality of the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (any request for consent to be considered by Parent in good faith and responded to within one (1) Business Day) or except as otherwise required by applicable Law or with respect to the transactions and commitments contemplated by this Agreement and the Arrangement or unless disclosed in Section 3.1(a) of the Company Disclosure Letter), neither the Company nor any of its Subsidiaries shall:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its shares or other equity interests, (B) split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or (C) purchase, redeem or otherwise acquire any of its shares or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of its shares or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(ii) (A) issue, deliver, sell, grant, pledge, dispose of or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities, or any rights, warrants or options to acquire any such convertible securities (other than the issuance of Company Common Shares upon the exercise of Company Options outstanding on the date hereof or pursuant to Company RSUs outstanding on the date hereof, in each case in accordance with their terms on the date hereof without any action by the Company to accelerate the vesting of the Company Options or Company RSUs), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or (B) amend any term of any outstanding security of the Company or its Subsidiaries;

(iii) adopt or propose any change to its Organizational Documents;

(iv) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets or stock of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any assets which, individually have a purchase price in excess of $15,000,000 or, in the aggregate, have a purchase price in excess of $15,000,000, except for capital expenditures (which are subject to paragraph (viii) below) and purchases of raw materials, supplies and other inventory items in the ordinary and usual course of business;

(v) other than products sold to customers in the ordinary and usual course of business (without limitation as to dollar amount) or otherwise in the ordinary and usual course of business and not in an aggregate amount of more than $5,000,000, transfer, lease, license, guarantee, sell, dispose of or subject to any Lien any other property or assets (including share capital of any of its Subsidiaries);

(vi) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries or (B) indebtedness in an aggregate amount less than $2,500,000;

(vii) make any loan, advance, or capital contribution to or investment in any Person other than loans in the ordinary and usual course of business and advances or capital contributions to or investments in any wholly owned Subsidiary in the ordinary and usual course of business;

(viii) make or authorize or commit for any capital expenditures or any obligations or liabilities in respect thereof;

(ix) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary and usual course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary and usual course of business, (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value or (D) except as permitted by Section 3.2, waive any benefits of, fail to enforce, or agree to modify in any respect, or consent to any matter with respect to which consent is required under (x) any standstill or similar agreements to which the Company or any of its Subsidiaries is a party or (y) other than in the ordinary and usual course of business consistent with past practice, any confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party;

(x) materially modify, materially amend or terminate any Company Material Contract, waive, release or assign any material rights or claims thereunder, or enter into any Contract (other than purchase orders in the ordinary and usual course of business), that if it had been entered in prior to the date hereof, would be a Company Material Contract;

(xi) sell, transfer or out-license to any Person or otherwise extend, amend, modify, abandon, or make part of the public domain any rights to the material Intellectual Property Rights owned by the Company or its Subsidiaries, other than pursuant to (i) confidentiality agreements entered into in the ordinary and usual course of business containing customary terms that do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information and (ii) any Contracts currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

(xii) enter into any Contract that both (A) either provides for aggregate payments to or receipt by the Company in excess of $2,500,000, relates to a material product or material Intellectual Property Rights of the Company or is otherwise material to the Company, and (B) contains any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction would not preclude any assignment to Parent or any of its Subsidiaries following the consummation of the Arrangement;

(xiii) except as required to ensure that any Employee Plan is not then out of compliance with applicable Law or to comply with any Company Compensation and Benefit Plan entered into prior to the date hereof, (A) adopt, enter into, terminate or amend any collective bargaining agreement or any Employee Plan, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (C) pay any benefit or amount not required under any Employee Plan, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, or any Employee Plan (including the grant of Company Equity Awards, “phantom” stock, “phantom” stock rights, stock based or stock related awards, performance units or the removal of existing restrictions in any Employee Plan or awards made thereunder), (F) amend or modify any Company Equity Awards, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Employee Plan, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiv) except as required by Canadian GAAP or, for purposes of any reconciliation to US GAAP, by US GAAP, make any change in accounting methods, principles or practices, or write up, write down or write off the book value of any assets, individually or in the aggregate;

(xv) make any material Tax election or settle or compromise any material liability for Taxes, change any Tax accounting period or any method of Tax accounting (except as required by applicable Law), file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xvi) adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

(xvii) take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article IV not being satisfied; or

(xviii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise consent in writing and except as otherwise required by applicable Law or as expressly set forth in this Agreement or the corresponding subsection of Section 3.1(b) of the Parent Disclosure Letter), neither Parent nor any of its Subsidiaries shall:

(i) declare, set aside or pay any dividends (other than intercompany dividends) on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii) in the case of Parent only, adopt or propose any change to its Organizational Documents;

(iii) adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

(iv) take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article IV not being satisfied; or

(v) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

3.2 Acquisition Proposals. (a) Except as expressly permitted under Section 3.2(c) and Section 3.2(e), the Company agrees that it shall not, and shall not authorize or permit any of its Subsidiaries or any of their respective directors, officers, employees, counsel or financial advisors, or authorize or knowingly permit any of their respective other authorized representatives (such directors, officers, employees, counsel, financial advisors and other authorized representatives, “Representatives”) to (and shall instruct such Representatives not to), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or support any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal. The Company shall immediately terminate, and shall cause the Company’s Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, with any third party at the date hereof with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall immediately demand that each person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or any of its or their Representatives with respect to such person’s consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished by the Company or any of its Affiliates or any of its or their Representatives to such person or any of its Affiliates or any of its or their Representatives in accordance with the terms of such confidentiality agreement.

(b) Subject to Section 3.2(c) and Section 3.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Arrangement or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.

(c) Promptly (but in any event within 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry. If the Company receives an Acquisition Proposal which constitutes, or that the Board of Directors of the Company has determined is reasonably likely to lead to, a Superior Proposal, the Company shall promptly provide to Parent written notice that shall state expressly (i) that it has received an Acquisition Proposal which constitutes, or that the Board of Directors of the Company has determined is reasonably likely to lead to, a Superior Proposal, and (ii) the identity of the party making such Acquisition Proposal and a description of the material terms and conditions of the Acquisition Proposal and may then take the following actions:

(A) furnish nonpublic information to the third party making such Acquisition Proposal; provided, that (x) prior to so furnishing, the Company receives from the third party an executed confidentiality agreement containing standstill provisions and other terms and conditions that are no less restrictive to such third party than the terms and conditions of the Confidentiality Agreement, and (y) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(B) engage in negotiations with the third party with respect to the Acquisition Proposal.

(d) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with Section 3.2(e), if (i) the Company Requisite Vote has not been obtained and (ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel and financial advisors, that, in light of such Superior Proposal, not terminating this Agreement to accept such Superior Proposal and/or not recommending such Superior Proposal to its shareholders would be inconsistent with the Board of Directors’ fiduciary duties under the CBCA, the Company may terminate this Agreement and its Board of Directors may recommend such Superior Proposal to its shareholders after such termination, and concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 3.2(d) the Company pays to Parent the Termination Fee payable pursuant to Section 5.2(c); provided, further, the Company shall not exercise its right to terminate this Agreement and the Board of Directors shall not recommend a Superior Proposal to its shareholders pursuant to this Section 3.2(d) unless the Company shall be in compliance with its obligations under this Section 3.2 (including paragraph (e)), other than an immaterial and unintentional violation of paragraphs (a) or (c) of this Section 3.2.

(e) Prior to the Company terminating this Agreement, the Board of Directors of the Company recommending any Superior Proposal to the Company’s shareholders, or the Company entering into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, the Company shall deliver written notice (a “Superior Proposal Notice”) to Parent of its intent to take any of the foregoing action and, for a period of five Business Days after Parent’s receipt from the Company of each Superior Proposal Notice (or, in the event that more than one Superior Proposal Notice becomes due with respect to the same Acquisition Proposal, a period commencing from the date of such Superior Proposal Notice until the later of (i) the end of the fifth Business Day after the first such Superior Proposal Notice and (ii) the end of the third Business Day after all subsequent Superior Proposal Notices), the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

(f) Nothing contained in this Agreement shall be deemed to restrict the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or Section 99 of the Securities Act (Ontario) (or equivalent requirements under the Securities Laws of other Canadian provinces) or (ii) making any disclosure to the shareholders of the Company if, in the good faith determination of the Board of Directors of the Company, following the receipt of advice of its outside counsel, failure to so disclose would be inconsistent with the Board of Directors’ fiduciary duties under the CBCA; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 3.2(b).

3.3 Company Meeting. Subject to Section 3.2, the Company will take, in accordance with applicable Law, its Organizational Documents and the Interim Order, all action necessary to convene the Company Meeting as promptly as practicable after it obtains the Interim Order to consider and vote upon the approval of the Arrangement Resolution. Subject to Section 3.2, the Board of Directors of the Company shall recommend and not withdraw such recommendation, shall take all lawful action to solicit such approval, and shall cause the Arrangement Resolution to be submitted to the Company Common Shareholders at the Company Meeting.

3.4 Filings; Other Actions; Notification. (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Arrangement as soon as practicable (but in no event later than the Termination Date), including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity and (ii) cooperating and working with counsel for the other party as promptly as practicable to develop and substantiate support for the transactions contemplated by this Agreement, whether from internal or third party sources, in order to consummate the transactions contemplated by this Agreement and the Arrangement; provided, however, nothing in this Section 3.4 shall require, or be construed to require, either Parent or the Company to proffer to, or agree to, sell or hold separate or agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any offer, sale, holding or agreement to sell, by the Company or Parent of any of its assets or businesses). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement. Each of Parent and the Company will respond promptly to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Each of the Company and Parent shall use reasonable efforts to obtain all necessary or advisable rulings or orders of Canadian Securities Regulatory Authorities.

(c) Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning (i) itself and its Subsidiaries (including information concerning their respective businesses, operations, products, markets, customers, suppliers and others they have business relations with, in a form that complies with applicable Laws relating to the exchange of information) and (ii) its and its Subsidiaries’ directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Circular (including the preparation of any pro forma financial statements), the S-8 Registration Statement, the Financing (including the preparation of any information memoranda for loan syndication, and any business projections and historical and pro forma financial statements), and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement. The Company shall provide, and cause its Subsidiaries and its and their respective Representatives to provide, all other information and assistance reasonably requested by Parent in connection with the Financing (including syndication efforts), including for purposes of any road shows, meetings with, presentations to (including participation by members of senior management and representatives of the Company in such meetings and presentations), and due diligence of, lenders and ratings agencies, including with respect to obtaining auditors’ consents and comfort letters, providing access to auditors’ work papers, pledging any capital stock or other collateral, and to enable the Financing syndication efforts to benefit from the Company’s existing lending relationships.

(d) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Arrangement, including promptly furnishing the other with copies of notices or other communications received by Parent, the Company or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Arrangement. Each of the Company and Parent shall give prompt notice to the other of any change that could reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively, or prevent, materially delay or materially impair the ability of the Company or Parent, respectively, to consummate the transactions contemplated by this Agreement and the Arrangement. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

3.5 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford the Representatives of the other party reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 3.5 shall affect or be deemed to modify any representation or warranty made by any party hereto; provided, further, that nothing in this Section 3.5 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (a) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (b) any violation of Laws relating to the sharing of information between competitors, it being understood that the parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure.

3.6 Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement and the Arrangement to be approved for issuance and listing on the NYSE, subject to official notice of issuance, prior to or as of the Effective Time.

3.7 Publicity. The initial press release by the Company and Parent concerning this Agreement and the transactions contemplated by this Agreement and the Arrangement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Arrangement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by any Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange.

3.8 Expenses. Except as otherwise provided in Section 5.2, whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the Arrangement and the transactions contemplated by this Agreement and the Arrangement shall be paid by the party incurring such expense, except that fees paid to Governmental Entities in connection with applicable filings under the HSR Act, the Competition Act and antitrust laws of other jurisdictions shall be shared equally by Parent and the Company.

3.9 Indemnification; Directors’ and Officers’ Insurance. (a) Parent shall cause the Company to honor, and shall itself honor as if it were the Company, in each case, to the fullest extent permitted by the CBCA or applicable Law, all rights to indemnification or exculpation existing in favor of a director, officer, employee or agent (an “Indemnified Party”) of the Company or any of its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Organizational Documents of the Company, any indemnification agreement or under applicable Laws, in each case, as in effect on the date hereof, and relating to actions or events through the Effective Time.

(b) Parent shall cause the Company to maintain its existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period or is at an annual premium in excess of 200% of the Current Premium, Parent shall cause the Company to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess of 200% (on an annualized basis) of the Current Premium; provided, further, in lieu of the foregoing, Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage and amount that are substantially comparable or (ii) prior to Closing request that the Company obtain extended reporting period coverage under its existing insurance programs.

(c) The provisions of this Section 3.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

3.10 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated by this Agreement and the Arrangement, each of Parent, the Company and each of its respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Arrangement and otherwise act to eliminate or minimize the effects of such statue or regulation on such transactions.

3.11 Board Matters. (a) Parent shall take such actions as shall be necessary to cause the persons listed on Schedule 3.11(a) to be appointed to the Board of Directors of Parent, effective at the Effective Time, and to serve until the annual meeting of Parent’s stockholders to be held in 2007.

(b) Subject to fiduciary duties under applicable Law, Parent shall take such actions as shall be reasonably necessary to cause one of the persons listed on Schedule 3.11(a) to be nominated for election to the Board of Directors of Parent at the annual meeting of Parent’s stockholders to be held in 2007 and to comply with Schedule 3.11(b).

(c) Subject to confirmation that insurance coverage is maintained as contemplated by Section 3.9, the Company shall obtain and deliver to Parent at the Effective Time evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company designated by Parent to the Company in writing at least five calendar days prior to the Effective Time.

3.12 Affiliates. Prior to the date of the Company Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit C hereto (the “Affiliates Letter”). The certificates representing Parent Common Stock received by such affiliates pursuant to this Agreement and the Arrangement shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 3.12.

3.13 Pre-Acquisition Reorganization. The Company agrees that, upon request by Parent, which request shall not be made before Parent shall have confirmed that all conditions in Sections 4.1 and 4.2 have been satisfied or waived by Parent, the Company shall, and shall cause its Subsidiaries to, at the expense of Parent, use reasonable efforts to (i) effect such reorganizations of its business, operations and assets immediately before the Effective Time as Parent may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) cooperate with Parent and its advisors to determine the nature of the Pre-Acquisition

Reorganizations that might be undertaken and the manner in which they most effectively be undertaken for the purpose of facilitating a post-Closing transition and reducing costs. Parent acknowledges and agrees that the Pre-Acquisition Reorganizations shall (A) not delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties) or (B) not be considered in determining whether a representation or warranty of the Company hereunder has been breached, it being acknowledged by Parent that these actions could require the consent of third parties under applicable Contracts. Parent shall provide in writing to the Company any proposed Pre-Acquisition Reorganization proposed by Parent at least 21 days prior to the Effective Time. Upon receipt of such proposal, Parent and the Company shall, at the expense of Parent, work cooperatively and use reasonable efforts to prepare prior to the Effective Time all documentation necessary and the Company shall use reasonable efforts and its own independent judgment to do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations immediately before the Effective Time. The parties shall seek to have any such Pre-Acquisition Reorganization made effective immediately before the Effective Time (but after Parent shall have confirmed that all conditions in Sections 4.1 and 4.2 have been satisfied or waived by Parent), and in any event, no Pre-Acquisition Reorganization shall be a condition to completion of the Arrangement.

3.14 Credit Facilities. The Company shall cause the outstanding balances under each credit facility listed on Schedule 3.14 or otherwise required to be listed on Section 2.1(h)(vi) of the Company Disclosure Letter to be repaid prior to Closing, and each such credit facility and all related guarantees, security agreements and debentures to be terminated, prior to Closing. Parent and the Company shall cooperate with respect to the replacement of each outstanding letter of credit and letter of guarantee issued under the credit facilities prior to Closing.

3.15 Financing. In the event that at any time, to Parent’s knowledge, funds are not or will not be made available pursuant to the Financing Commitment so as to enable Parent to consummate the Arrangement, each of Parent and Parent SubCo shall use its reasonable efforts to obtain alternative funding in an amount at least equal to the amount necessary to consummate the Arrangement on terms not materially less favorable to Parent and Parent SubCo than those provided in the Financing Commitment (“Alternative Financing”). Following the date hereof, any amendment, modification, termination or cancellation of the Financing Commitment or the Alternative Financing, as the case may be, or any information which becomes known to Parent or Parent SubCo where it could reasonably be expected that the Financing will not be obtained on the terms set forth in the Financing Commitment or the Alternative Financing, as the case may be, shall be promptly disclosed to the Company. None of Parent, Parent SubCo or any of their respective Affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lender (or lender of the Alternative Financing) not to fund any of the Financing provided for in the Financing Commitment or the Alternative Financing, as the case may be, where such funding is otherwise permitted thereunder; provided, however, the foregoing shall not be deemed to prohibit the taking of any action in connection with obtaining any Alternative Financing.

3.16 Benefits Matters. (a) Parent hereby agrees that, for a period of one year immediately following the Effective Time, it shall, or it shall cause its Subsidiaries to, provide to employees of the Company and its Subsidiaries who continue employment with Parent, or any of its Subsidiaries, benefits (other than with respect to equity-based compensation) comparable in value in the aggregate to the benefits provided to such employees immediately prior to the

Closing Date (excluding equity-based compensation) or to benefits provided to similarly situated employees of Parent, as determined in either case by Parent in its reasonable discretion. From and after the Effective Time, neither Parent nor any Subsidiary shall breach the terms of the Employee Plans listed on Section 2.1(j)(i) of the Company Disclosure Letter, excepting that regarding the severance guidelines provided in Section 2.1(j)(i), for a period of one year immediately following the Effective Time, Parent shall provide severance benefits generally consistent with those previously provided to employees of the Company, and consistent with competitive practice and regulatory requirements in the relevant geographic location. Where Parent has a sizeable population in a geographic location, severance benefits shall be at least comparable in value to those provided to similarly situated employees of the Parent. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific employee benefit plan, program or arrangement or to continue the employment of a specific person.

(b) To the extent required by applicable Law or as determined by Parent in its discretion, Employees of the Company and the Subsidiaries (i) shall receive credit under the applicable employee benefit plan(s), program(s) or arrangement(s) established or maintained by Parent or any of its Subsidiaries for service required to be accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary (excluding any equity-based compensation) under Seller’s relevant Employee Plans; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and (ii) if the Effective Time occurs prior to January 1, 2007, shall receive credit for any co-payments and deductibles paid before the Effective Time during calendar year 2006 for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such Employees may be eligible to participate after the Effective Time.

(c) Upon Parent’s request at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company Employee Share Purchase Plan (the “ESPP”) prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the ESPP.

(d) Upon Parent’s request at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company 401(k) Plan (the “401(k) Plan”) prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the 401(k) Plan.

ARTICLE IV.

CONDITIONS

4.1 Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement and the Arrangement. The respective obligation of each party to effect the transactions contemplated by this Agreement and the Arrangement is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Requisite Vote. The Company Requisite Vote shall have been duly obtained.

(b) Stock Exchange Listing. The issuance of shares of Parent Common Stock to the holders of Company Common Shares pursuant to this Agreement (including upon exercise of assumed Company Options and assumed Company SARs and upon vesting of assumed Company RSUs) and the Arrangement shall have been approved for listing on the NYSE subject only to official notice of issuance.

(c) Interim and Final Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) Orders of Canadian Securities Regulatory Authorities. The orders referenced in Section 1.6 shall have been obtained.

(e) Regulatory Consents. (i) The waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Arrangement under the HSR Act shall have expired or been terminated; (ii) Parent shall have received written evidence that the Minister designated under the Investment Canada Act (the “Minister”) is satisfied, or the Minister is deemed to be satisfied, that the transactions contemplated by this Agreement are likely of net benefit to Canada, on terms and conditions reasonably satisfactory to Parent; (iii) if the transactions contemplated by this Agreement are notifiable pursuant to Part IX of the Competition Act, (A) an advance ruling certificate (an “ARC”) shall have been issued in accordance with Section 102 of the Competition Act by the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act or (B) Parent shall have been advised in writing by the Commissioner that the Commissioner is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to Parent acting reasonably (a “no-action letter”) and either the Commissioner shall have issued a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner under Part IX of the Competition Act or the waiting period under Section 123 of the Competition Act shall have expired or been waived; and (iv) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, those Governmental Entities listed on Schedule 4.1(e)(iv) and any other Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Arrangement by the Company and Parent shall have been made or obtained (as the case may be), other than any Governmental Consents from such other Governmental Entities the failure of which to make or obtain would not have a Parent Material Adverse Effect or subject any Person to any risk of criminal liability.

(f) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement (collectively, an “Order”).

4.2 Conditions to Obligation of Parent. The obligation of Parent to effect the transactions contemplated by this Agreement and the Arrangement is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 2.1(a) (Organization, Good Standing and Qualification), 2.1(b) (Capital Structure), 2.1(c) (Corporate Authority and Approval), 2.1(t) (Brokers and Finders) and clause (i) of Section 2.1(f) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Company Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company set forth in this Agreement other than those listed in the preceding sentence, shall be true and correct, without giving effect to any “material adverse effect” or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect or to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for Section 3.11(c) (resignation of directors), 3.12 (Affiliates), 3.14 (Credit Facilities) and paragraphs (c) and (d) of Section 3.16 (termination of ESPP and 401(k) plan), which the Company shall have performed in all respects), and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Material Adverse Effect on the Company. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(d) Dissent Rights. Company Common Shareholders representing in excess of 7.5% of the outstanding Company Common Shares shall not have exercised (and not withdrawn such exercise by the close of business on the day after the day of the Company Meeting) rights of dissent in connection with the Arrangement.

4.3 Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement and the Arrangement is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 2.2(a) (Organization, Good Standing and Qualification), 2.2(b) (Capital Structure), 2.2(c) (Corporate Authority and Approval), 2.2(m) (Brokers and Finders) and clause (i) of Section 2.2(f) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Parent Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date). The representations and warranties of Parent set forth in this Agreement other than those listed in the preceding sentence shall be true and correct, without giving effect to any “material adverse effect” or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect or to prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c) Material Adverse Effect on Parent. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

ARTICLE V.

TERMINATION

5.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the Arrangement may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been duly obtained:

(a) by mutual written consent of the Company and Parent by action of their respective Boards of Directors;

(b) by action of the Board of Directors of Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Arrangement shall become final and non-appealable;

(c) by action of the Board of Directors of either Parent or the Company if the Arrangement shall not have been consummated by February 24, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred;

(d) by action of the Board of Directors of the Company, if (i) there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement such that the condition set forth in Section 4.3(a) or 4.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 20 Business Days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 5.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or (ii) before the Company Requisite Vote has been duly obtained, in accordance with, and subject to the terms and conditions of, Section 3.2(d);

(e) by action of the Board of Directors of Parent if (i) there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in Section 4.2(a) or 4.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 20 Business Days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 5.1(e)(i) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement; (ii) the Board of Directors of the Company (A) shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement, or shall have resolved to effect any of the foregoing, (B) shall fail to publicly reaffirm its approval or recommendation of the transactions contemplated by this Agreement within 10 Business Days of receipt of a written request by Parent to provide such reaffirmation, or (C) shall have recommended to the Company Common Shareholders an Acquisition Proposal other than the transactions contemplated hereunder, or shall have resolved to effect any of the foregoing; or (iii) the Company Meeting is cancelled, adjourned or postponed, except as expressly permitted by this Agreement or as agreed to by Parent in writing or as required by the Court; or

(f) by action of the Board of Directors of either Parent or the Company if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof.

5.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement and the Arrangement pursuant to this Article V, this Agreement (other than as set forth in Section 6.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of this Agreement.

(b) If this Agreement is terminated pursuant to Section 5.1(f), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses (not to exceed $9,000,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company. “Expenses” includes all documented reasonable out-of-pocket expenses (including all fees and expenses of financing sources (including those who are parties to the Financing Commitments or any replacement financing commitment), counsel, accountants, investment bankers, experts and consultants to Parent and its affiliates) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of Parent’s Expenses pursuant to this Section 5.2(b) shall be made not later than two Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the thirtieth day after Parent delivers such notice of demand for payment).

(c) In the event that this Agreement is terminated by the Company pursuant to Section 5.1(d)(ii) or by Parent pursuant to Section 5.1(e)(ii), then the Company shall pay $162,000,000 (such amount, the “Termination Fee”) to Parent, at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 5.1(d)(ii) or as promptly as practicable (but in any event within two Business Days) in the case of a termination pursuant to Section 5.1(e)(ii), payable by wire transfer of same day funds.

(d) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 5.1(f) and, at any time after the date hereof and prior to the Company Meeting, an Acquisition Proposal shall have been made known to the Company or publicly disclosed, (B) by Parent pursuant to Section 5.1(e)(i) or Section 5.1(e)(iii) and, at any time after the date hereof and prior to the breach giving rise to Parent’s right to terminate under Section 5.1(e)(i) or the date of cancellation, adjournment or postponement of the Company meeting under Section 5.1(e)(iii), an Acquisition Proposal shall have been made known to the Company or publicly disclosed, or (C) by Parent or the Company pursuant to Section 5.1(c) and at any time after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (ii) within twelve months after this termination, (A) the Company enters into an agreement in respect of any Acquisition Proposal, or (B) a transaction in respect of any Acquisition Proposal is consummated, then the Company shall pay the Termination Fee (minus the amount, if any, previously paid pursuant to Section 5.2(b)) to Parent, by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as may be applicable; provided, however, in the event the Termination Fee becomes due pursuant to clause (ii)(A) of this Section 5.2(d) and the Acquisition Proposal is not completed within 24 months after termination of this Agreement, Parent shall repay the Termination Fee to the Company. For the purposes of clause (ii), reference in the definition of the term “Acquisition Proposal” to the phrase “20% or more” shall be deemed to read “50% or more”.

(e) The Company acknowledges that the agreements contained in this Section 5.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 5.2, and, in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 5.2, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

5.3 Supply Arrangements.

(a) Company Supply to the Market. Upon the occurrence of a Termination Event, the Company shall, notwithstanding such termination of the Agreement, for the duration of the Supply Term, assure supply of and sell its Parent Compatible Chipsets to its customers; provided, however, for the purposes of this Section 5.3(a), “Parent Compatible Chipset” will be deemed to exclude the RS790 if and when either (i) the Company is acquired under the circumstances set forth on Schedule 5.3(a)(i), (ii) the Company discontinues its chipset business, or (iii) the Company or its operations relating to the design and sale of chipsets is acquired by a third party (other than under the circumstances set forth on Schedule 5.3(a)(i)), in a bona fide sale transaction and such third-party acquirer assumes the Company’s existing obligations to its customers to supply the RS790; provided, further, if the Company is acquired by a third party as set forth in subsection 5.3(a)(iii) (other than under the circumstances set forth on Schedule 5.3(a)(i)) that, at the time of such acquisition, has the capability to develop and sell to customers chipsets that have similar functionality to Parent Compatible Chipsets and compatibility with Parent Processors, the definition of Parent Compatible Chipsets may be modified to substitute the RS790 with another chipset product based upon a “DX-10” graphics core if such product is compatible with Parent Processors and is generally acceptable in the market places targeted by the Parent Processors. Company or its successor shall provide Parent with written notice at least six (6) months in advance of the initial distribution of the substituted product to a customer.

(b) Company Supply to Parent. Upon the occurrence of a Termination Event, for the duration of the Parent Supply Term, the Company shall sell to Parent, for its own use or for distribution by or for Parent, on commercially reasonable and mutually agreed upon terms, and in accordance with the “Master Purchase and Sale Agreement” attached hereto as Exhibit D, Parent Compatible Chipsets that the Company is required, in accordance with Section 5.3(a), to sell to its customers.

ARTICLE VI.

MISCELLANEOUS AND GENERAL

6.1 Survival. This Article VI and the agreements of the Company and Parent contained in Sections 3.8 (Expenses), 3.9 (Indemnification; Directors’ and Officers’ Insurance), and 3.11 (Board Matters), shall survive the consummation of the Arrangement. This Article VI, the agreements of the Company and Parent contained in Sections 3.8 (Expenses), 5.2 (Effect of Termination and Abandonment) and 5.3 (Supply Arrangements) and the Confidentiality

Agreement shall survive the termination of this Agreement indefinitely, in the case of Sections 3.8 and 5.2, and in accordance with their respective terms, in the case of Section 5.3 and the Confidentiality Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Arrangement or the termination of this Agreement.

6.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that, after the Company Requisite Vote is obtained, no such amendment or waiver shall, without the further approval of those Persons required for the Company Requisite Vote, make any change that would require such approval under applicable Law.

6.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part but only in writing and to the extent permitted by applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

6.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.5 Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (EXCEPT FOR THE MATTERS SUBJECT TO THE CBCA (INCLUDING THE DUTIES OF THE DIRECTORS OF THE COMPANY AND THE PLAN OF ARRANGEMENT), WHICH SHALL BE INTERPRETED, CONSTRUED, PERFORMED AND GOVERNED BY AND IN ACCORDANCE WITH THE CBCA), WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES. The parties hereby irrevocably submit, to the extent permitted by applicable law, to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the Northern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby (except for such matters that are exclusively subject to the jurisdiction of a Canadian court pursuant to the CBCA), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that it is the intention of such party that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent:

Advanced Micro Devices, Inc.

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

Attention: General Counsel

Fax: (408) 774-7002

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher L. Kaufman

     Tad J. Freese

     Nicholas S. O’Keefe

Fax: (650) 463-2600

McCarthy Tétrault LLP

Suite 4700, Toronto

Dominion Bank Tower,

Toronto – Dominion Centre

Toronto, Canada M5K1E6

Attention: David E. Woollcombe

    Garth M. Girvan

Fax: (416) 868-0673

if to the Company:

ATI Technologies Inc.

1 Commerce Valley Drive East

Markham, Ontario, Canada L3T 7X6

Attention: General Counsel

Fax: (905) 709-6950

with copies to:

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

P.O. Box 247

Toronto, Canada M5L 1E8

Attention: Christopher J. Cummings

     Adam M. Givertz

Fax: (416) 360-2958

Goodmans LLP

250 Yonge St., Suite 2400

Toronto, Canada M5B 2M6

Attention: Jonathan Lampe

    Sheldon Freeman

Fax: (416) 979-1234

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated June 13, 2006, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

6.8 No Third Party Beneficiaries. This Agreement (except Section 3.9 (Indemnification; Directors’ and Officers’ Insurance)), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

6.10 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 6.10:

“Acquisition Proposal” means any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange or sale of assets representing 20% or more of the net income, revenues or assets of the Company and its Subsidiaries, taken as a whole (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of the Company and its Subsidiaries, taken as a whole), any purchase or sale of shares of share capital or other securities of the Company or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the voting power of the share capital of the Company or any of its Subsidiaries representing 20% or more of the net income, revenues or assets of the Company and its Subsidiaries, taken as a whole, or similar transactions involving the Company and/or such Subsidiaries, including a tender or exchange offer, excluding the Arrangement and the transactions contemplated by this Agreement.

“Affiliates” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person.

“Business Days” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close.

“Canadian Securities Regulatory Authorities” means the OSC and each other securities commission or similar regulatory authority in each of the provinces of Canada.

“Company Material Adverse Effect” means a change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a “Company Material Adverse Effect”: (A) conditions affecting the United States or Canadian economy generally, (B) conditions generally affecting the industries in which the Company conducts its business, (C) any direct of indirect actions of Nvidia Corporation or Intel Corporation, (D) conditions directly caused by the actions of Parent or resulting from actions taken in accordance with a request or the consent of Parent made after the date hereof, (E) any delays or cancellation of orders caused by the announcement of this Agreement, (F) any change in the market price or trading volume of securities or failure by the Company to meet published securities analyst estimates (but not the underlying causes thereof), (G) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof; (H) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement; and (I) any losses of employees caused by the announcement of this Agreement.

“Environmental Law” means any federal, state, provincial, local, Canadian or non-Canadian statute, law, regulation, order, decree, permit, approval, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Customer” means a third party to which the Company supplies Parent Compatible Chipsets as of the date hereof, including pursuant to a written agreement currently in effect between Company and such third party, under purchase orders, or otherwise arising from custom of trade.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law.

“Intellectual Property Rights” means all (a) United States, Canadian and non-United States or non-Canadian patents and patent applications (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications, (b) United States, Canadian and non-United States or non-Canadian trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together withy any registrations and applications for registration thereof, (c) United States, Canadian and non-United States or Canadian copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States, Canadian and non-United States or non-Canadian foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States, Canada or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, (i) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“knowledge” means the actual knowledge of the executive officers and any general counsel or associate general counsel of the referent Person.

“OEM” means original equipment manufacturer.

“OSC” means the Ontario Securities Commission.

“Parent Common Stock” means the common stock, par value $0.01, of Parent.

“Parent Compatible Chipsets” means the Company’s current chip set products (e.g. 48xx and 690 families of chip set products, SB400, SB450 and SB600 chip set products) that include graphics as their primary function and that are directly compatible with, and intended to interface directly with a Parent Processor, including the following Company products that are currently under development, known by the Company as: “RS690,” “RD790,” “RS790” and “SB700.”

“Parent Material Adverse Effect” means a change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations and results of operations of Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a “Parent Material Adverse Effect”: (A) conditions affecting the United States or Canadian economy generally, (B) conditions generally affecting the industries in which Parent conducts its business, (C) any direct of indirect actions of Nvidia Corporation or Intel Corporation, (D) conditions directly caused by the actions of the Company or resulting from actions taken in accordance with a request or the consent of the Company made after the date hereof, (E) any delays or cancellation of orders caused by the announcement of this Agreement, (F) any change in the market price or trading volume of securities or failure by Parent to meet published securities analyst estimates (but not the underlying causes thereof), (G) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof; (H) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement; and (I) any losses of employees caused by the announcement of this Agreement.

“Parent Processor” means Parent’s current x86 processor products and x86 processor products in development.

“Parent Supply Term” means the period beginning upon the occurrence of a Termination Event, and ending on the later of: (i) the second anniversary of the date hereof and (ii) the end of the period for which the Company would be contractually required to supply or otherwise customarily supply such products to Existing Customers (including “end-of-life” terms identified either in written agreements, purchase orders, or arising from custom of trade).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“RS790” means the chip set under development by the Company and known by the Company as RS790, which includes a HT3 bus interface, DX-10 graphics core, PCI Express second generation expansion bus, universal video decoder and advanced video processor.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces of Canada, the Securities Act and the Exchange Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Subsidiary” means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries; provided, however, Commerce Valley Realty Holdings Inc. shall be deemed to be a Subsidiary of the Company; provided, further, Spansion Inc. shall not be deemed to be a Subsidiary of Parent.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified (each such amendment or modification being deemed a new Superior Proposal)) (i) that relates to more than 50.0% of the outstanding Company Common Shares or 50.0% of the assets of the Company and its Subsidiaries taken as a whole, (ii) for which financing, if required, is then committed, and (iii) which the Board of Directors of the Company determines in good faith, following the receipt of advice of its outside legal counsel and financial advisors, to be (A) more favorable to the Company Common Shareholders from a financial point of view (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) than the Arrangement, and (B) is reasonably capable of being completed, taking into account all legal, regulatory and other aspects of such proposal.

“Supply Term” means the period beginning upon the occurrence of a Termination Event, and ending on the later of: (i) the second anniversary of the date hereof; (ii) in the case of an Existing Customer having a written supply agreement, the end of the period of committed supply for the particular Parent Compatible Chipset (including “end-of-life” terms); and (iii) in the case of an Existing Customer that purchases only by way of purchase orders, the end of the period for which the Company would be contractually required to or otherwise customarily supply such Parent Compatible Chipset to such customer (including “end-of-life” terms).

“Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, Canadian federal, state, provincial, local and non-United States or Canadian income, profits, franchise, capital, gross receipts, environmental, customs duty, share capital, capital stock, severances, stamp, document, transfer, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, goods and services, harmonized sales, occupancy and other taxes, duties or assessments of any nature whatsoever (including employment insurance premiums or contributions and Canada and Quebec pension plan premiums or contributions), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, lab notebooks, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Termination Event” means the termination of this Agreement prior to the Effective Date in accordance with Section 5.1.

“Transaction Consideration” means the shares of Parent Common Stock and cash to be delivered to Company Common Shareholders and holders of Company Options and Company RSUs pursuant to Section 2.2 of the Plan of Arrangement.

6.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise indicated, references in this Agreement to dollars or “$” are to United States currency.

6.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise and any purported assignment in violation of this Agreement is null and void, except that Parent may transfer or assign, in whole or form time to time in part, to one or more of its wholly owned Subsidiaries, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent of its obligations hereunder.

6.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Northern District of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Derrick R. Meyer
Name: Derrick R. Meyer
Title: President and Chief Operating Officer

1252986 ALBERTA ULC

By:	/s/ Robert J. Rivet
Name: Robert J. Rivet
Title: President

ATI TECHNOLOGIES INC.

By:	/s/ Dave Orton
Name: Dave Orton
Title: President and Chief Executive Officer

By:	/s/ Richard Brait
Name: Richard Brait
Title: General Counsel